Exhibit 11a


                             AMERITECH CORPORATION
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE


                                                  1995            1994              1993
                                                  ----            ----              ----
Net Income (Loss) after
extraordinary item                           $2,007,635,000  ($1,063,613,000)  $1,512,798,000
                                             ==============  ===============   ==============

Weighted average number of
shares outstanding                              553,621,693      549,238,304      544,076,354

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                                     8,058,284        1,518,175        1,503,542
                                             --------------  ---------------   --------------
Weighted average shares outstanding
on which primary earnings per share
are based                                       561,679,977      550,756,479      545,579,896

Primary earnings per share                            $3.57           ($1.93)           $2.77
                                             ==============  ===============   ==============

This calculation is submitted in accordance with Regulation S-K, Item 601 (b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board opinion No. 15 because it results in dilution of less than three percent.

Note: All share amounts have been restated for two-for-one stock split effective December 31, 1993.

Exhibit 11a

                             Ameritech Corporation
                   Computation of Primary Earnings Per Share


                                            1995            1994            1993
                                            ----            ----            ----
Income before extraordinary item       $2,007,635,000  $1,170,426,000  $1,512,798,000
                                       ==============  ==============  ==============

Weighted average number of
shares outstanding                        553,621,693     549,238,304     544,076,354

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                               8,058,284       1,518,175       1,503,542
                                       --------------  --------------  --------------

Weighted average shares outstanding
on which primary earnings per share
are based                                 561,679,977     550,756,479     545,579,896

Primary earnings per share                      $3.57           $2.13           $2.77
                                       ==============  ==============  ==============

This calculation is submitted in accordance with Regulation S-K, Item 601 (b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board opinion No. 15 because it results in dilution of less than three percent. Accordingly, reported EPS does not consider dilutive securities.

Note: All share amounts have been restated for two-for-one stock split effective December 31, 1993.